              Consent of Ernst & Young LLP, Independent Auditors
              --------------------------------------------------




We consent to the incorporation by reference in the Registration Statements (Forms S-3 of IntelCom Group Nos. 33-96660 and 333-08729; Forms S-3 of ICG Communications, Inc. Nos. 333-18839, 333-38823, 333-40495, 333-40495-01 and 333-
74167; and Forms S-8 of ICG Communications, Inc. Nos. 33-14127, 333-25957, 333-39737, 333-45213 and 333-56835) of our report dated February 13, 1998 with respect to the consolidated statements of operations, stockholders' equity and cash flows of NETCOM On-Line Communication Services, Inc. for the year ended December 31, 1997 (not presented separately herein), included in this Annual Report (Form 10-K) of ICG Communications, Inc., ICG Holdings (Canada) Co. and ICG Holdings, Inc.



                                       /s/ Ernst & Young LLP


San Jose, California
March 28, 2000